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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 25, 2006

                         First Bancorp of Indiana, Inc.
                         ------------------------------
             (Exact name of registrant as specified in its charter)

           Indiana                       0-29814               35-2061832
           -------                       -------               ----------
(State or other jurisdiction of        (Commission           (IRS Employer
 incorporation or organization)        File Number)         Identification No.)

                5001 Davis Lant Drive, Evansville, Indiana 47715
                ------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code): (812) 423-3196
                                                            --------------

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01.  ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT.
            ------------------------------------------

         On April 25, 2006, First Bancorp of Indiana, Inc. ("First Bancorp"), the parent company of First Federal Savings Bank, and Home Building Bancorp, Inc. ("Home Building Bancorp"), the parent company of Home Building Savings Bank, FSB, entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Home Building Bancorp will merge with and into First Bancorp. Concurrent with the merger, it is expected that Home Building Savings Bank will merge with and into First Federal Savings Bank.

         Under terms of the Merger Agreement, shareholders of Home Building Bancorp will be entitled to elect to receive either $43.50 in cash or shares of First Bancorp stock for each share of Home Building Bancorp stock they hold, subject to the election and allocation procedures detailed in the merger agreement. The exchange ratio for converting shares of Home Building Bancorp to shares of First Bancorp will be based on the average closing price of First Bancorp stock over a 10-day measurement period prior to the closing of the transaction. If the average closing price during the measurement period is $18.90 or less, the exchange ratio will be 2.3016; if the average price is greater than $18.90 and less than $23.10, the exchange ratio will be equal to $43.50 divided by the average price; and if the average price is $23.10 or more, the exchange ratio will be 1.8831. Based on this structure and the current outstanding shares of Home Building Bancorp, the aggregate merger consideration will include approximately $5.6 million in cash and up to approximately 294,000 shares of First Bancorp stock.

         Home Building Bancorp would have the right to terminate the merger agreement if the average closing price of First Bancorp during the measurement period is less than $16.80 and First Bancorp has underperformed the America's Community Bankers NASDAQ Index by more than 20%, unless First Bancorp elects to increase the exchange ratio pursuant to a formula specified in the Merger Agreement.

         The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of Home Building Bancorp. The merger is currently expected to be completed late in the third quarter of 2006 or early in the fourth quarter.

         All of the directors of Home Building Bancorp have agreed to vote their shares in favor of the approval of the Merger Agreement at the shareholders meeting to be held for the purpose of voting on the proposed transaction. In the event the merger is not consummated under certain circumstances, Home Building Bancorp has agreed to pay First Bancorp a termination fee of $500,000.

         The Merger Agreement also contains usual and customary representations and warranties that First Bancorp and Home Building Bancorp made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between First Bancorp and Home Building Bancorp, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms.

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Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between First Bancorp and Home Building Bancorp rather than establishing matters as facts.

         The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety.

         A copy of the press release announcing the execution of the Merger Agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.
            ---------------------------------

   d.       Exhibits

            Exhibit Number        Description
            --------------        -----------

            2.1 Agreement and Plan of Merger, dated April 25, 2006, by and between First Bancorp of Indiana, Inc. and Home Building Bancorp, Inc. Certain exhibits have been omitted from the Agreement as filed with the SEC. The omitted information is considered immaterial from an investor's perspective. The Registrant will furnish to the SEC supplementally a copy of any omitted exhibit upon request from the SEC.

            99.1                  Press release dated April 25, 2006.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       First Bancorp of Indiana, Inc.




Date: April 25, 2006                   By: /s/ Michael H. Head
                                           -------------------------------------
                                           Michael H. Head
                                           President and Chief Executive Officer





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